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                                                                    EXHIBIT 12.1

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)
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
                                                             Year Ended August 31,
                                                   -----------------------------------------
                                                      2002           2001            2000
                                                   ----------     ----------      ----------
Earnings:
  Income (loss) before income taxes                $ (3,577.5)    $   (157.7)     $    739.5
  Adjustment for minority interest                       (1.0)             -               -
  Plus fixed charges                                    272.4          202.5           100.2
  Plus amortization of capitalized interest               0.6            1.2             1.2
  Less capitalized interest                                 -              -             0.9
                                                   ----------     ----------      ----------
                                                   $ (3,305.5)    $     46.0      $    840.0
                                                   ==========     ==========      ==========
Fixed Charges:
  Interest portion of annual rent expenses         $     28.3     $     26.5      $     27.7
  Interest expense                                      244.1          176.0            71.6
  Capitalized interest                                      -              -             0.9
                                                   ----------     ----------      ----------
                                                   $    272.4     $    202.5      $    100.2
                                                   ==========     ==========      ==========
  Earnings to fixed charges ratio (excess of
  fixed charges over earnings)                       (3,577.9)          0.23 x          8.38 x

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